EXHIBIT 99

Media contact: Kim Koster (319)326-7364
Investor relations contact: Barbara VenHorst (319) 326-7277

                       Wednesday, Dec. 21, 1994
          IOWA-ILLINOIS AND MIDWEST RESOURCES SHAREHOLDERS
                       APPROVE PROPOSED MERGER


DAVENPORT, IOWA--At a special meeting today Iowa-Illinois Gas and Electric Company shareholders approved the planned merger of Iowa-Illinois and Midwest Resources Inc. to form MidAmerican Energy Company. Midwest Resources shareholders also approved the proposed merger at a separate meeting in Des Moines.
      The approval required favorable votes of two-thirds of Iowa-Illinois' outstanding shares entitled to vote. Of the company's shareholders who submitted their proxies, 96 percent voted in favor of the merger.
      A favorable vote from a simple majority of Midwest Resources' outstanding shares was required. Of the outstanding shares voted at that meeting, 94 percent were in favor of the merger.
      "We are pleased the shareholders of both companies have shown overwhelming support for the merger," said Stanley J. Bright, Iowa-Illinois chairman and chief executive officer. "We are convinced that the long-term outlook for MidAmerican will be superior to that either company has as a stand-alone entity. The merger is in the best interests of the customers and shareholders of our two companies and the many communities we serve.
      "We expect to have all of the necessary regulatory approvals within the next six to eight months," he said.
      In addition to the approval of shareholders, the merger must receive approvals from the Iowa Utilities Board, the Illinois Commerce Commission, the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission. The utilities have filed the necessary materials with these regulatory agencies. Completion of the merger is expected in the second half of 1995.
      Iowa-Illinois, with assets of $1.8 billion, provides natural gas and electric service to a population exceeding 600,000 in central and eastern Iowa and western Illinois. The company's non-regulated subsidiary, InterCoast Energy Company, has more than $540 million of assets in three major businesses: oil and gas, energy services, and financial investments.
      Midwest Resources, with assets of $2.6 billion, provides natural gas and electric service to a population exceeding 1 million in Iowa, Nebraska and South Dakota. A subsidiary, Midwest Capital Group Inc., has non-regulated investments.
      The two companies announced the merger agreement on July
27. Iowa-Illinois common shareholders will receive 1.47 shares of MidAmerican common stock for each Iowa-Illinois common share. Midwest Resources common shareholders will receive one share of MidAmerican common for each share of Midwest common. The shareholders of Iowa-Illinois will own 44 percent of MidAmerican, and Midwest Resources shareholders will own 56 percent.
      Upon the effectiveness of the merger, MidAmerican Energy Company will serve 620,000 electric customers and 580,000 natural gas customers. With total assets of about $4.4 billion and annual utility revenues of $1.5 billion, it will be the largest utility company operating in Iowa. The new company will provide service in most of Iowa's major cities, with a service area spanning the state of Iowa, as well as the Illinois Quad-Cities and parts of eastern Nebraska and southeastern South Dakota. Iowa-Illinois' common shares are traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol: IWG. Its preference shares are traded over-the-counter. Common share quotations are listed in the New York Stock Exchange
Composite Transactions under: IowaIllGas.